COWEN ANNOUNCES SECOND QUARTER 2019 FINANCIAL RESULTS

•	Reports GAAP EPS of $0.13 and Economic Operating EPS of $0.65

•	Record Quarterly Revenues and Sixth Consecutive Quarter of Profitability Driven by Strength in Investment Banking and Brokerage

NEW YORK - July 26, 2019 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the second quarter ended June 30, 2019.

GAAP

•	Second quarter 2019 revenue was $292.2 million compared to $234.6 million in the second quarter of 2018.

•	Second quarter 2019 net income was $4.1 million, or $0.13 per diluted common share, compared to $3.7 million, or $0.12 per diluted common share in the second quarter of 2018.

Economic Income (Non-GAAP)

•	Second quarter 2019 revenue increased 4% to $244.4 million from $234.3 million in the prior-year period.

•	Second quarter 2019 economic income was $15.5 million, or $0.49 per diluted common share, compared to $20.0 million, or $0.65 per diluted common share, in the prior-year period.

•	Second quarter 2019 economic operating income was $20.4 million, or $0.65 per diluted common share, compared to $23.0 million, or $0.75 per diluted common share, in the prior-year period.

Second Quarter 2019 Financial Summary

	Three Months Ended			Six Months Ended
	June 30			June 30
(Dollar amounts in millions, except per share information)	2019	2018	%	2019	2018	%

GAAP:
Revenue	$292.2	$234.6	25%	$516.3	$486.0	6%
Net income (loss) attributable to Cowen Inc.	$5.8	$5.4	8%	$15.6	$22.3	(30)%
Less: Preferred stock dividends	$(1.7)	$(1.7)	—%	$(3.4)	$(3.4)	—%
Net income (loss) attributable to common stockholders	$4.1	$3.7	11%	$12.2	$18.9	(35)%

ECONOMIC INCOME (NON-GAAP):
Economic income revenue	$244.4	$234.3	4%	$477.9	$475.8	—%
Income (loss) attributable to Cowen Inc.	$17.2	$21.7	(21)%	$34.2	$45.8	(25)%
Less: Preferred stock dividends	$(1.7)	$(1.7)	—%	$(3.4)	$(3.4)	—%
Economic income (loss)	$15.5	$20.0	(23)%	$30.8	$42.4	(27)%

Add: Depreciation and amortization	$5.0	$3.0	67%	$9.9	$5.9	67%
Economic operating income	$20.4	$23.0	(11)%	$40.7	$48.3	(16)%

PER COMMON SHARE (DILUTED)
GAAP:
Earnings (loss) per common share	$0.13	$0.12	8%	$0.39	$0.62	(38)%

Economic income (non-GAAP):
Economic income (loss) per common share	$0.49	$0.65	(25)%	$0.97	$1.39	(30)%
Economic operating income (loss) per common share	$0.65	$0.75	(13)%	$1.29	$1.59	(19)%

Note: Amounts may not add up due to rounding. In prior reporting periods Economic Income was labeled as "Economic Income Attributable to Common Shareholders". A reconciliation of economic income (loss) to GAAP net income appears under the section, "Summary Economic Income (Loss) to GAAP Reconciliation."

Quarterly Financial Supplement

Supplemental financial, statistical and business-related information is included in the Company's quarterly financial supplement. This information should be read in conjunction with the Company's earnings release. Both the earnings release and the financial supplement are available on the Investor Relations section of the Company's website at investor.cowen.com/presentations.
Second Quarter 2019 Operating Highlights (Non-GAAP)

•	Scaled businesses that will drive margin:

–	Investment Banking revenue increased 30% year-over-year to a record $104.2 million

•	Improved revenue diversification:

–	Non-healthcare revenue as a percentage of investment banking revenue rose to 38% from 32% in 2Q 2018

–	Solid revenues in investment banking and brokerage offset weaker incentive income and investment income, highlighting strength of core operating business

•	Maintained contribution from recurring revenue businesses:

–	Brokerage revenues were up 7% year-over-year to $120.7 million. Sales and trading revenue, which includes brokerage, financing and other revenue, was $125.3 million, up 2% from second quarter 2018

•	Leveraged Cowen's domain expertise ("Cowen DNA") with the operating businesses

–	Positioning the investment management platform towards strategies that are salable, scalable and reflect Cowen DNA, such as the private healthcare investment management strategy

•	New Segment Reporting:

–
New Operating Company ("Op Co") and Asset Company ("Asset Co") reporting structure provides investors with greater insight into the profitability of the Company's business and the monetization potential of legacy investments

Management Commentary

Jeffrey M. Solomon, Chairman and Chief Executive Officer of Cowen, said, "In the second quarter of 2019, we generated record revenues, including the highest-ever quarterly revenues in Investment Banking and the second highest ever in Markets. This result speaks to our growing revenue diversity, and we are investing to further strengthen our platform by investing in adding talent to several areas, including TMT and consumer banking. With our new segment reporting we seek to provide increased transparency into the strength of our core operating business and a better understanding of the value of our legacy investments."
GAAP Financial Review

Second Quarter Commentary

Revenue was $292.2 million compared to $234.6 million in the second quarter of 2018. The increase was primarily due to increased activity in capital markets and brokerage.

Interest and dividend expense was $39.5 million compared to $24.3 million in the prior-year period. The increase was related in part to debt issued in May 2019.

Employee compensation and benefits expense increased $4.1 million from the prior-year period to $136.0 million. The increase was due in part to the Quarton acquisition in January 2019.

Operating, general, administrative and other expenses increased $13.8 million year-over-year to $89.1 million. The increase is primarily related to increased marketing and business development expenses and professional fees.

Depreciation and amortization expense of $5.0 million increased $1.8 million from the prior-year period. The increase is primarily due to higher amortization related to intangibles acquired through the Quarton acquisition.

Other income was $9.7 million compared to $47.1 million in the prior-year period. The decrease was primarily related to a reduction in performance of the Company's own invested capital

During the second quarter of 2019, the Company recognized a goodwill impairment of $4.1 million related to the change in segments and restructuring of reporting units. There were no goodwill impairments recognized in the prior-year period.

Income tax expense was $5.1 million compared to an expense of $4.0 million in the prior-year quarter. This change was primarily attributable to the impact of the Tax Cuts and Jobs Act of 2017.

Net income attributable to redeemable non-controlling interests decreased by $20.3 million to $4.3 million from the prior year period. The decrease was primarily the result of a decrease in income earned by the consolidated funds in the current year period.

Capital

Select Balance Sheet Data

(Amounts in millions, except per share information)	June 30, 2019	December 31, 2018	June 30, 2018

Cowen Inc. stockholders' equity	$817.4	$794.4	$793.2
Common equity (CE)	$716.1	$693.1	$691.9

Book value per share (CE/CSO)	$24.29	$24.37	$23.37

Common shares outstanding (CSO)	29.5	28.4	29.6

Summary Stockholders' Equity Information

Cowen Inc. stockholders' equity	$817.4	$794.4	$793.2
Less:
Preferred stock	$101.3	$101.3	$101.3
Common equity (CE)	$716.1	$693.1	$691.9

Note: Amounts may not add up due to rounding.

Stockholders' equity increased to $817.4 million as of June 30, 2019 from $794.4 million as of December 31, 2018.
Book value decreased slightly to $24.29 per share.

Share Repurchase Program

In second quarter 2019, the Company repurchased $7.4 million of its common stock, or 461,830 shares, at an average price of $15.93, under the Company's existing share repurchase program. Approximately $17.6 million is currently available for repurchase under the program.

Outside the share repurchase program, in the second quarter 2019 the Company acquired approximately $3.4 million of shares as a result of a net share settlement relating to the vesting of equity awards, or 219,217 shares at an average price of $15.55.

Economic Income (Non-GAAP) Financial Review

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses and (iv) certain costs associated with debt. Economic Operating Income (Loss) is a similar measure but before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes (a) incentive fees during periods when the fees are not yet crystallized for US GAAP reporting and (b) retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of US GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended			Six Months Ended
	June 30		March 31	June 30
(Per share information)	2019	2018	2019	2019	2018

Economic income (loss) per common share (diluted)	$0.49	$0.65	$0.48	$0.97	$1.39
Adjustments:
Income taxes	(0.16)	(0.13)	(0.10)	(0.26)	(0.36)
Uncrystallized incentive fees	—	(0.05)	(0.01)	(0.02)	(0.07)
Amortization of discount on convertible debt	(0.03)	(0.06)	(0.03)	(0.07)	(0.06)
Debt extinguishment costs	—	(0.02)	—	—	(0.02)
Retainer fees deferred for GAAP	(0.03)	—	(0.05)	(0.07)	—
Unrealized gain (loss) on conversion option (a)	—	(0.26)	—	—	(0.25)
Goodwill impairment (b)	(0.13)	—	—	(0.13)	—
Transaction-related and other costs	—	—	(0.03)	(0.04)	(0.01)
GAAP earnings (loss) per share (diluted)	$0.13	$0.12	$0.26	$0.39	$0.62

Note: Amounts may not add due to rounding.

(a) Prior to the Company's June 26, 2018 shareholder meeting, the embedded conversion option feature associated with its convertible notes (due 2022) was recognized at fair value in accordance with US GAAP as a derivative liability. The profit and loss movement related to that liability was associated with the movement of the Company's stock price. Subsequent to receiving shareholder approval for share settlement the embedded conversion option was reclassified to equity and will no longer result in profit and loss movements.
(b) In conjunction with the change in segments and restructuring of reporting units in 2Q19, the Company recognized a goodwill impairment in the amount of $4.1 million within Asset Co.

Economic Income Revenue

	Three Months Ended					Six Months Ended
	June 30			March 31		June 30
(Dollar amounts in millions)	2019	2018	%	2019	%	2019	2018	%

Investment banking	$104.2	$80.0	30%	$83.0	26%	$187.2	$174.0	8%
Brokerage	120.7	113.2	7%	105.2	15%	225.8	227.3	(1)%
Management fees	10.5	12.5	(16)%	10.4	1%	20.9	25.6	(18)%
Incentive income	4.2	9.4	(55)%	16.7	(75)%	21.0	14.6	44%
Investment income (loss)	0.5	20.0	(98)%	17.0	(97)%	17.5	34.3	(49)%
Other revenues	4.3	(0.7)	NM	1.2	NM	5.5	0.2	NM
Total Revenue	$244.4	$234.3	4%	$233.5	5%	$477.9	$475.8	0%

Second Quarter 2019 Commentary

Total Economic Income revenue was $244.4 million compared to $234.3 million in the second quarter of 2018, an increase of 4%. The increase in Economic Income revenue was primarily attributable to a increase in investment banking and brokerage activity, partially offset by decreases in incentive income, management fees and investment income.

Interest expense increased $2.6 million to $6.7 million in the second quarter compared with $4.1 million in the prior year period. The increase is primarily related to debt issued in June of 2018 and May of 2019.

Net of interest expense, Economic Income revenue was $237.7 million versus $230.2 million in the prior-year quarter.

Total expenses were $220.5 million compared to $208.4 million in the prior year period. Items included are discussed below.

•	Compensation and benefits expense was $135.5 million compared to $131.3 million in the second quarter 2018. The compensation-to-revenue ratio was 55.4%, down from 56.0% in the prior year period.

•	Fixed non-compensation expenses increased $4.0 million year over year to $38.4 million.

•	Variable non-compensation expenses were $39.9 million, up from $37.2 million in the second quarter 2018.

•
Net income attributable to non-controlling interests decreased by $0.8 million to $1.7 million for the three months ended June 30, 2019 compared with $2.5 million in the prior year period. Non-controlling interest represents the portion of net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to the Company's partners in those subsidiaries.

Depreciation expense during the second quarter of 2019 was $1.7 million, flat compared to $1.7 million in the prior year period.

Amortization expense was $3.3 million compared to $1.3 million in the second quarter of 2018. The increase is primarily related to intangible assets recognized in the Quarton acquisition.

Economic Operating Income, which represents Economic Income attributable to common stockholders before depreciation and amortization, was $20.4 million for the second quarter of 2019, compared to Economic Operating Income of $23.0 million in the prior year period.

As of July 1, 2019, the Company had assets under management of $12.1 billion, an increase of $0.5 billion and $1.2 billion from April 1, 2019 and July 1, 2018 respectively.

Business Segment Results

Change in Segments

As noted in the prior reporting period, the Company continually monitors and reviews its segment reporting structure in accordance with authoritative guidance to determine whether any changes have occurred that would impact its reportable segments. Because of the change in the Chief Operating Decision Maker (“CODM”) of the Company at the end of 2017, the Company experienced a strategic shift to refocus the Company’s businesses on a set of differentiated products which are aligned to the content and insight within the Company’s domain of expertise.

During the second quarter of 2019, the Company realigned the business and reportable segment information that the CODM regularly reviews to evaluate performance for operating decision-making purposes, including evaluation and allocation of resources.  As a result, the Company changed its segment reporting structure based on the Company's domain expertise as a driver of harmonized repeatable revenue for its operating business versus the Company’s long-term monetization strategies.

As a result of the change in segments, effective for the quarter ended June 30, 2019, the Company has the following business segments: Operating Company ("Op Co") and Asset Company ("Asset Co").

•
The Op Co segment consists of four divisions: Cowen Investment Management (CIM), Investment Banking, Markets, and Research. Each of Op Co’s four divisions leverage the Research division’s core domain expertise to drive harmonized repeatable revenue for the segment.

•
The CIM division offers innovative investment products and solutions across the liquidity spectrum to institutional and private clients. CIM offers investors access to a number of strategies to meet their specific needs including merger arbitrage, activism, healthcare royalties, and private healthcare investing which leverage the content and domain expertise that are aligned with the Company's core areas of expertise ("Cowen DNA").

•	The Investment Banking division includes public and private capital raising transactions and providing strategic advisory services.

•
The Markets division includes trading equity and equity-linked securities on behalf of institutional investors as well as a full-service suite of prime brokerage services, cross-asset trading, securities finance, global execution, clearing and commission management businesses.

•
The Research division provides the thought leadership and domain expertise that drives Cowen DNA. The research content that is created helps to facilitate brokerage revenue in the Markets division, drive deal flow in the Investment Banking division and facilitate investor relationships and investing within CIM’s innovative investment products and solutions.

•
The Asset Co segment consists of certain of the Company’s private investments, private real estate business and other legacy multi-strategy funds. While the Asset Co segment is not a reportable segment, the Company will provide segment level information for Asset Co.

Operating Company Segment

Brokerage revenue increased $7.5 million to $120.7 million in the second quarter 2019 compared to $113.2 million in the second quarter 2018. The increase was primarily attributable to stronger institutional brokerage activity despite a decline in market-wide U.S. equity trading volumes.

Investment banking revenue was $104.2 million, a 30% increase over the prior-year quarter.  The increase was primarily due to stronger capital markets activity and increased deal flow in the healthcare and consumer/cannabis sectors.
Investment Banking Revenue Summary

	Three Months Ended		Six Months Ended
	June 30		June 30
(Dollar amounts in millions)	2019	2018	2019	2018
Capital Markets	$92.4	$65.5	$146.9	$145.1
Advisory	11.9	14.5	40.2	28.9
Total	$104.3	$80.0	$187.1	$174.0

Investment Banking Transaction Count

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Capital Markets	46	31	76	68
Of which bookrun:	32	22	53	50
Advisory	10	10	19	15
Total	56	41	95	83

Management fees in the Op Co segment were $10.0 million compared to $10.9 million in the prior-year quarter.

Incentive income in the Op Co segment was $2.6 million compared to $12.3 million in the prior-year quarter. This decrease was due in part to lower performance fees from the activist strategy.

Investment income (loss) in the Op Co segment was $(3.1) million compared to income of $18.5 million in the prior-year quarter. The decrease was due in part to lower returns from the activist strategy and certain other investment strategies.

Asset Company Segment

As of July 1, 2019, the company had invested capital in Asset Co totaling $149.0 million. The largest investments in Asset Co in the second quarter 2019 were in Italian wireless broadband provider Linkem ($72.4 million), private equity funds Formation8/Eclipse ($40.4 million) and private real estate holding Surfside ($8.5 million).

Total Asset Co economic income revenue was $5.7 million compared to $0.2 million in the prior-year quarter. The increase was primarily due to an increase in the carrying value of Linkem as well as related incentive fees.

Management fees in the Asset Co segment were $0.5 million compared to $1.5 million in the prior-year quarter.

Incentive income (loss) in Asset Co was $1.6 million compared to a loss of $(3.0) million in the prior-year quarter.

Investment income in Asset Co was $3.6 million compared to $1.5 million in the prior-year quarter.

Earnings Conference Call

Management will hold a conference call today (Friday, July 26, 2019) at 10:00 am ET to discuss these results and provide an update on business conditions.

Chief Executive Officer Jeffrey M. Solomon and Chief Financial Officer Stephen A. Lasota will host the presentation, followed by a question and answer period.

U.S. dial in: 1-(855) 760-0961
International dial-in: 1-(631) 485-4850
Passcode: 8293838

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at investor.cowen.com. Please call the conference telephone number 10 minutes prior to the start time.

A replay of the call will be available beginning at 1:00 pm ET July 26, 2019 through 1:00 pm ET Aug. 1, 2019.

U.S. replay dial-in: 1-(855) 859-2056
International replay dial-in: 1-(404) 537-3406
Replay ID: 8293838

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

Investor Relations Contact:
JT Farley
(646) 562-1056
james.farley@cowen.com
Source: Cowen Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Cowen Inc.
US GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Revenue
Investment banking	$114,705	$84,826	$194,811	$182,814
Brokerage	111,382	103,285	208,845	209,018
Management fees	7,039	7,373	14,180	14,790
Incentive income	8	48	23	64
Interest and dividends	40,047	25,109	69,139	51,063
Reimbursement from affiliates	254	336	542	713
Aircraft lease revenue	—	419	—	1,134
Reinsurance premiums	14,331	9,226	20,922	17,873
Other	930	876	1,991	2,212
Consolidated Funds revenues	3,468	3,075	5,808	6,276
Total revenue	292,164	234,573	516,261	485,957
Interest and dividends expense	39,528	24,306	68,612	48,846
Total net revenue	252,636	210,267	447,649	437,111
Expenses
Employee compensation and benefits	135,984	131,845	266,172	266,985
Reinsurance claims, commissions and amortization of deferred acquisition costs	10,782	9,924	16,944	18,655
Operating, general, administrative and other expenses	89,063	75,304	167,064	151,523
Depreciation and amortization expense	4,952	3,194	9,908	6,419
Goodwill impairment	4,100	—	4,100	—
Consolidated Funds expenses	2,231	3,149	3,713	5,580
Total expenses	247,112	223,416	467,901	449,162
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	3,910	16,719	42,994	32,688
Gain/(loss) on debt extinguishment	—	(556)	—	(556)
Consolidated Funds net (losses) gains	5,782	30,985	7,640	48,850
Total other income (loss)	9,692	47,148	50,634	80,982

Income (loss) before income taxes	15,216	33,999	30,382	68,931
Income tax expense/(benefit)	5,073	3,993	8,250	10,916
Net income (loss)	10,143	30,006	22,132	58,015
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	4,331	24,607	6,537	35,763
Net income (loss) attributable to Cowen Inc.	5,812	5,399	15,595	22,252
Less: Preferred stock dividends	1,698	1,698	3,396	3,396
Net income (loss) attributable to Cowen Inc. common stockholders	$4,114	$3,701	$12,199	$18,856

Earnings (loss) per share:
Basic	$0.14	$0.12	$0.41	$0.64
Diluted	$0.13	$0.12	$0.39	$0.62

Weighted average shares used in per share data:
Basic	29,769	29,769	29,766	29,688
Diluted	31,522	30,720	31,572	30,460

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with accounting principles generally accepted in United States of America ("US GAAP"), the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported US GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable US GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with US GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under US GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the US GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses and (iv) certain costs associated with debt. Economic Operating Income (Loss) is a similar measure but before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes (a) incentive fees during periods when the fees are not yet crystallized for US GAAP reporting and (b) retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended June 30, 2019
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$114,705	$(10,489)	(a)	$—	$104,216
Brokerage	111,382	9,290	(b)	—	120,672
Management fees	7,039	2,864	(c)	565	10,468
Incentive income	8	4,221	(c)	—	4,229
Investment income	—	485	(d)	—	485
Interest and dividends	40,047	(40,047)	(b)(d)	—	—
Reimbursement from affiliates	254	(287)	(e)	33	—
Reinsurance premiums	14,331	(14,331)	(f)	—	—
Other revenues	930	3,401	(f)	(12)	4,319
Consolidated Funds	3,468	—		(3,468)	—
Total revenue	$292,164	$(44,893)		$(2,882)	$244,389

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, collectible during the period that would otherwise be deferred until closing for US GAAP reporting.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) the Company's proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended June 30, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$84,826	$(4,784)	(a)	$—	$80,042
Brokerage	103,285	9,901	(b)	—	113,186
Management fees	7,373	4,501	(c)	612	12,486
Incentive income	48	9,307	(c)	8	9,363
Investment income	—	19,954	(d)(g)	—	19,954
Interest and dividends	25,109	(25,109)	(b)(d)	—	—
Reimbursement from affiliates	336	(401)	(e)	65	—
Aircraft lease revenue	419	(419)	(g)	—	—
Reinsurance premiums	9,226	(9,226)	(f)	—	—
Other revenues	876	(1,597)	(f)	—	(721)
Consolidated Funds	3,075	—		(3,075)	—
Total revenue	$234,573	$2,127		$(2,390)	$234,310

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(g) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Six Months Ended June 30, 2019
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$194,811	$(7,599)	(a)	$—	$187,212
Brokerage	208,845	16,984	(b)	—	225,829
Management fees	14,180	5,652	(c)	1,066	20,898
Incentive income	23	20,409	(c)	544	20,976
Investment income	—	17,468	(d)	—	17,468
Interest and dividends	69,139	(69,139)	(b)(d)	—	—
Reimbursement from affiliates	542	(609)	(e)	67	—
Reinsurance premiums	20,922	(20,922)	(f)	—	—
Other revenues	1,991	3,499	(f)	(12)	5,478
Consolidated Funds	5,808	—		(5,808)	—
Total revenue	$516,261	$(34,257)		$(4,143)	$477,861

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Six Months Ended June 30, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$182,814	$(8,848)	(a)	$—	$173,966
Brokerage	209,018	18,239	(b)	—	227,257
Management fees	14,790	9,008	(c)	1,815	25,613
Incentive income	64	14,478	(c)	17	14,559
Investment income	—	34,256	(d)(g)	—	34,256
Interest and dividends	51,063	(51,063)	(b)(d)	—	—
Reimbursement from affiliates	713	(846)	(e)	133	—
Aircraft lease revenue	1,134	(1,134)	(g)	—	—
Reinsurance premiums	17,873	(17,873)	(f)	—	—
Other revenues	2,212	(2,046)	(f)	—	166
Consolidated Funds	6,276	—		(6,276)	—
Total revenue	$485,957	$(5,829)		$(4,311)	$475,817

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(g) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).